Exhibit J

SHARE PURCHASE AND CONTRIBUTION AGREEMENT

SHARE PURCHASE AND CONTRIBUTION AGREEMENT dated as of January 15, 2020 by and among (i) Antfin (Hong Kong) Holding Limited (the “Purchaser”), (ii) Global Blue Group Holding AG, a Swiss corporation (the “Company”), and (iii) SL Globetrotter, L.P., a Cayman Islands exempted limited partnership (“Globetrotter”). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Transaction Agreement (as defined below).

Introductory Note

This Share Purchase and Contribution Agreement (the “Agreement”) is being entered into in connection with the proposed business combination (the “Transaction”) among the Company, Far Point Acquisition Corporation (“FPAC”) and Global Blue Group AG, a Swiss corporation (“Target”) pursuant to the Agreement and Plan of Merger dated on or about the date hereof (as it may be amended and/or restated, the “Transaction Agreement”). Pursuant to the Transaction, and as more specifically set forth in the Transaction Agreement, the following actions, among other actions, will occur on the Closing Date (i) the Management Rollup shall occur; (ii) each of Globetrotter and the Management Sellers will contribute a portion of the ordinary shares of the Target (the “Target Shares”) that each respectively owns to the Company, in exchange for ordinary shares of the Company (the “Shares”); (iii) the Company will acquire all of the remaining issued and outstanding ordinary shares of the Target held by Globetrotter and the Management Sellers; and (iv) a wholly-owned indirect subsidiary of the Company will merge with and into FPAC, with FPAC being the surviving corporation in the merger and a wholly-owned indirect subsidiary of the Company following the merger. Upon consummation of the Transaction, the Company will continue as a publicly traded corporation.

In connection with the Transaction, the Purchaser desires, on the terms and subject to the conditions set forth herein, (i) to purchase Target Shares (the “Purchased Shares”) from Globetrotter for consideration in an aggregate amount of $125,000,000 (the “Purchase Price”) and (ii) to immediately contribute in kind such Target Shares acquired in item (i) to the Company for the subsequent issue by the Company of a number of Shares equal to the Purchase Price divided by $10 per share in accordance with Swiss law requirements (the “Acquired Shares”).

IN WITNESS WHEREOF, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Purchase. The Purchaser hereby agrees to purchase from Globetrotter, and Globetrotter hereby agrees, subject to the receipt of the Purchase Price, to deliver to the Purchaser, the Purchased Shares, all on the terms, and subject to the conditions, provided for herein.

2.    Subscription. Immediately following the purchase of the Purchased Shares pursuant to Section 1, the Purchaser hereby agrees to deliver a duly signed Subscription Form in the form of Schedule B, pursuant to which Purchaser will agree to contribute the Purchased Shares to the Company, and the Company will agree, subject to the receipt of title and ownership in the Purchased Shares, to issue and deliver to the Purchaser, the Acquired Shares, all on the terms, and subject to the conditions, provided for herein and therein.

3.    Closing. The closing of the purchase and subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in Section 4 below and (b) delivery of written notice from (or on behalf of) the Company to the Purchaser (the “Closing Notice”) that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied on a date that is not less than two (2) business days (as defined in Section 12.o) from the date on which the Closing Notice is so delivered to the Purchaser:

(i) the Purchaser (or one or more of its affiliates or related companies to which Globetrotter shall consent (in the case of an affiliate, such consent not to be unreasonably withheld or delayed) and provided that such affiliate is able to obtain the funds to pay the Purchase Price and pay the Purchase Price as and when the same is due and payable hereunder) shall deliver to Globetrotter concurrently with the closing of the Transaction the Purchase Price for the

Purchased Shares by wire transfer of United States dollars in immediately available funds to such account or accounts as Globetrotter specifies to the Purchaser in writing (at least two (2) business days prior to the Closing), and Globetrotter shall confirm receipt of the Purchase Price and shall transfer ownership and title to the Purchased Shares to the Purchaser so that the Purchaser has unrestricted title and ownership and can freely dispose over them, subject to restrictions arising under applicable securities laws (and the Target will record such ownership by book entry); and

(ii) immediately following completion of item (0 of this Section 3, the Purchaser shall contribute the Purchased Shares to the Company, and on the Closing Date the Company and the Purchaser shall perform the following actions:

a.    The Company shall hold an extraordinary shareholders meeting of the Company in Switzerland in the presence of a notary public resolving to increase the nominal share capital of the Company by the nominal amount of CHF 125,000 by issuing 12,500,000 shares with a nominal value of CHF 0.01 each (the “Capital Increase”) against contribution in kind of the Purchased Shares;

b.    The Purchaser shall deliver a duly signed Subscription Form substantially in the form as set out in Schedule B;

c.    The Purchaser and the Company shall enter into a contribution in kind agreement substantially in form and substance as set out in Schedule C (with such changes thereto as may be required by the competent commercial register (the “Commercial Register”)) pursuant to which the Purchaser shall transfer ownership and title to the Purchased Shares to the Company so that the Company has unrestricted ownership and can freely dispose over them, in each case, other than restrictions arising under applicable securities laws;

d.    The board of directors of the Company shall issue the report regarding the capital increase as required under Swiss law;

e.    The auditor of the Company shall issue its verification report to the Company as required under Swiss law;

f.    The board of Directors of the Company shall take the resolutions on the ascertainment and the execution of the Capital Increase, as well as the corresponding amendments to the Company’s Articles of Association in the presence of the notary as required under Swiss law;

g.    The board of directors of the Company shall file the duly signed application regarding the Capital Increase with the Commercial Register; and

h.    The Company shall as soon as the Capital Increase is approved by and registered with the Commercial Register deliver (or cause the delivery of) the Acquired Shares in book entry form to the Purchaser or to a custodian designated by Purchaser, as applicable.

(iii) The Purchaser accepts, acknowledges and consents that following registration of the Capital Increase in the Commercial Register, as required by Swiss law, the Articles will disclose the name of the Purchaser, the number and purchase price of the Purchased Shares contributed in kind and the number of Acquired Shares received as consideration.

(iv) The parties agree that if any of the steps required by Section 3(ii) are not completed on the Closing Date or within five (5) business days thereafter, they will take all actions necessary to unwind each of the transactions under Section 3(i) and (ii) that have already been completed in order to put the parties in the position, as near as reasonably can be, that they would have been in had the Closing not been commenced.

4.    Closing Conditions. The Closing is also subject to the conditions that, on the Closing Date:

a.    all representations and warranties of each of the parties contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and each of the parties shall deliver a certificate reaffirming each of the representations, warranties, covenants and agreements of each such party contained in this Agreement as of the Closing Date, but in each case without giving effect to consummation of the Transaction; provided that a party may not rely on this closing condition if the failure of this closing condition to be satisfied results from the failure of such party’s representations and warranties to be so true and correct;

b.    there shall not have been enacted or promulgated any governmental order, law, statute, rule or regulation enjoining or prohibiting the consummation of the transactions set forth herein (provided that this condition may be waived by Globetrotter and/or the Company in their sole discretion); and

c.    all conditions precedent to the closing of the Transaction pursuant to the Transaction Agreement, including the approval of FPAC’s stockholders, shall have been satisfied or waived and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing.

5.    Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the purchase and sale as contemplated by this Agreement.

6.    Company Representations and Warranties. The Company represents and warrants to the Purchaser that:

a.    The Company is duly incorporated and validly existing under the laws of Switzerland and, subject only to completion of the steps referred to in Section 3(ii) (the “Required Approvals”) has taken all actions (including obtaining all necessary consents, approvals, anti-trust approvals and clearances, regulatory clearances and applications, and permits, if any) required to enter into this Agreement and to complete the purchase of the Acquired Shares contemplated hereunder. The Company has all corporate power and authority to (i) own, lease and operate its properties and conduct its business as conducted and as intended to be conducted following the Transaction, (ii) to enter into, deliver and perform its obligations under this Agreement, and (iii) subject to the Required Approvals and all approvals contemplated in the Transaction Agreement, to consummate the Transaction and issue the Acquired Shares to the Purchaser in accordance with the terms hereof. The Company was formed for the purposes of consummating the Transaction and has no material assets or liabilities and no order has been passed or meeting convened for the winding-up of the Company, or for a provisional liquidator to be appointed in respect of the Company and there are no cases or proceedings under applicable insolvency, bankruptcy, composition, moratorium, reorganization or similar laws nor are there any circumstances which give rise to any such case or proceeding.

b.    The Acquired Shares have been duly authorized and, subject to the Required Approvals, when issued and delivered to the Purchaser in accordance with the terms of this Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational and constituent documents or under Swiss law and the Purchaser will have valid title, free and clear of any liens to the Acquired Shares (other than liens arising under this Agreement).

c.    This Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d.    The issuance of the Acquired Shares and the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions contemplated herein, including set forth in Schedule B and Schedule C, will be done in accordance with New York Stock Exchange roles and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company that would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company or Target, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with the terms of this Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) subject to the Required Approvals, result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or Target or any of their respective properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with this Agreement.

e.    The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement for which the Purchaser could become liable. Other than Credit Suisse, the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Shares.

f.    Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 8, in connection with the offer, sale and delivery of the Acquired Shares in the manner contemplated by this Agreement, it is not necessary to register the Acquired Shares under the Securities Act of 1933, as amended (the “Securities Act”).

g.    The Acquired Shares CO were not offered by any form of general solicitation or general advertising and (ii) assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 8, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

h.    As of the date hereof (and prior to giving effect to the consummation of the Transaction), the Company has a share capital of CHF 100,000, divided into 10,000,000 registered shares of CHF 0.01 each. All outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of (or subject to) any preemptive rights, rights of first refusal or similar rights.

i.    The Company understands that the foregoing representations and warranties shall be deemed material and to have been relied upon by the Purchaser.

7.    Globetrotter Representations and Warranties. Globetrotter represents and warrants to the Purchaser that:

a.    Globetrotter is duly formed and validly existing in good standing under the laws of the Cayman Islands, with power and authority to enter into, deliver and perform its obligations under this Agreement and has taken all actions (including obtaining all necessary consents, approvals, anti-mist approvals and clearances, regulatory clearances and applications, and permits, if any) required to enter into this Agreement and to complete the sale of the Purchased Shares contemplated hereunder.

b.    This Agreement has been duly authorized, executed and delivered by Globetrotter and is enforceable against Globetrotter in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c.    The execution and delivery of this Agreement by Globetrotter and the compliance by Globetrotter with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Globetrotter; (ii) result in any violation of the provisions of the organizational documents of Globetrotter; or (iii) subject to the Required Approvals, result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Globetrotter or any of its properties, except (in the case of clauses (i) or (iii) above) for such conflicts, breaches, violations, defaults, liens, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Globetrotter to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

d.    On the Closing Date, Globetrotter will be the record and beneficial owner of, and have good, valid and marketable title to, the Purchased Shares, free and clear of any lien other than restrictions arising under applicable securities laws. The Purchased Shares owned by Globetrotter will not be subject to any stockholder agreement, investor right agreement, registration rights agreement, voting agreement or trust, proxy or other contract that could require Globetrotter to sell, transfer, or otherwise dispose of any Purchased Shares (other than pursuant to this Agreement and the Transaction Agreement). There will be no limitations or restrictions on Globetrotter’s right to transfer the Purchased Shares pursuant to this Agreement. At the Closing, Globetrotter shall transfer ownership and title to the Purchased Shares to the Purchaser so that the Purchaser will have free, unencumbered and unrestricted ownership over them, other than restrictions arising under applicable securities laws. The value of the Purchased Shares corresponds at least to the aggregate nominal value of the Acquired Shares.

e.    Globetrotter understands that the foregoing representations and warranties shall be deemed material and to have been relied upon by the Purchaser.

8.    Purchaser Representations and Warranties. The Purchaser represents and warrants to the other parties hereto that:

a.    The Purchaser (i) is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Purchased Shares and the Acquired Shares only for its own account and not for the account of others, and (iii) is not acquiring the Purchased Shares and the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A). The Purchaser is not an entity formed for the specific purpose of acquiring the Purchased Shares and the Acquired Shares.

b.    Following completion of the transfer of ownership of the Purchased Shares to the Company pursuant to Section 3 and subject to the Required Approvals and the accuracy of the other parties’ representations and warranties, the Company will have free, unencumbered and unrestricted ownership over them, other than restrictions arising under applicable securities laws.

c.    The Purchaser understands that the Purchased Shares and the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Purchased Shares and the Acquired Shares have not been registered under the Securities Act. The Purchaser understands that the Purchased Shares and the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by the Purchaser absent an effective registration statement under the Securities Act except (i) to the issuer of such securities or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the Purchased Shares and the Acquired Shares will be subject to a restrictive legend to such effect The Purchaser acknowledges that the Purchased Shares and the Acquired Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Purchaser understands and agrees that the Purchased Shares and the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Purchaser may not be able to readily resell the Purchased Shares and the Acquired Shares and may be required to bear the financial risk of an investment in the Purchased Shares and the Acquired Shares for an indefinite period of time. The Purchaser understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Purchased Shares and the Acquired Shares.

d.    The Purchaser further acknowledges that there have been no representations, warranties, covenants and agreements made to the Purchaser, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Agreement (and any other agreements executed and delivered in connection with the Transaction to which the Purchaser is party, if any).

e.    The Purchaser’s acquisition and holding of the Purchased Shares and the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

f.    The Purchaser acknowledges and agrees that the Purchaser has received such information as the Purchaser deems necessary in order to make an investment decision with respect to the Purchased Shares and the

Acquired Shares, including, with respect to the Company, the Transaction and the Target. The Purchaser represents and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and such Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Purchased Shares and the Acquired Shares.

g.    The Purchaser became aware of this offering of the Purchased Shares and the Shares solely by means of direct contact between the Purchaser, Globetrotter and the Company or their respective representatives, and the Purchased Shares and the Shares were offered to the Purchaser solely by direct contact between the Purchaser, Globetrotter and the Company or their respective representatives. The Purchaser did not become aware of this offering of the Purchased Shares and the Shares, nor were the Purchased Shares and the Shares offered to the Purchaser, by any other means. The Purchaser acknowledges that Globetrotter and the Company each represents and warrants that the Purchased Shares and the Acquired Shares, as applicable, (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

h.    The Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Purchased Shares and the Acquired Shares. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Shares and the Acquired Shares, and the Purchaser has sought such accounting, legal and tax advice as the Purchaser has considered necessary to make an informed investment decision.

i.    Alone, or together with any professional advisor(s), the Purchaser has adequately analyzed and fully considered the risks of an investment in the Purchased Shares and the Acquired Shares and determined that the Purchased Shares and the Acquired Shares are a suitable investment for the Purchaser and that the Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Purchaser’s investment in the Company. The Purchaser acknowledges specifically that a possibility of total loss exists.

j.    In making its decision to purchase the Purchased Shares and the Acquired Shares, the Purchaser has relied solely upon independent investigation made by the Purchaser.

k.    The Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

l.    The Purchaser has been duly formed or incorporated and is validly existing under the laws of its jurisdiction of incorporation or formation, with full power, authority and capacity to enter into, deliver and perform its obligations under this Agreement and has taken all actions required to enter into this Agreement and to complete the purchase of the Purchased Shares and the Acquired Shares contemplated hereunder.

m.    The execution and delivery of this Agreement by the Purchaser and the compliance by the Purchaser with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Purchaser; (ii) result in any violation of the provisions of the organizational documents of the Purchaser; or (iii) subject to the Required Approvals, result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Purchaser or any of its properties, except (in the case of clauses (i) or (iii) above) for such conflicts, breaches, violations, defaults, liens, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

n.    This Agreement has been duly authorized, executed and delivered by the Purchaser and is enforceable against the Purchaser in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

o.    The Purchaser (1) is exempt from making or is not required to make (i) any filing of an outbound investment registration with the Ministry of Commerce of the People’s Republic of China (the “PRC”) and/or its competent provincial or local counterparts (“MOFCOM”) in respect of the transactions contemplated hereby or has unconditionally received an Enterprise Overseas Investment Certificate issued by MOFCOM reflecting such registration; or (ii) after completion (if applicable) of the procedures contemplated by subsection (i) above, the registration with a bank in the PRO approved by the State Administration of Foreign Exchange of the PRC in respect of the transactions contemplated hereby or has unconditionally received the Foreign Exchange Business Registration Certificate reflecting such registration; and (2) prior to Closing, any required filings of an outbound investment registration with the National Development and Reform Commission of the PRC and/or its competent provincial or local counterparts (the “NDRC”) in respect of the transactions contemplated hereby shall have been made and evidence of the receipt of submission of such filings shall be shown on the NDRC website (subsection (I) and (2), together, the “PRC Approvals”).

p.    Neither the due diligence investigation conducted by the Purchaser in connection with making its decision to acquire the Purchased Shares and the Acquired Shares nor any representations and warranties made by the Purchaser herein shall modify, amend or affect the Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

q.    The Purchase Price is not directly or indirectly derived, obtained, received, taken, acquired, or gained, or does not stem, from any violation by the Purchaser or any of its directors, officers, employees, affiliates or, to the Purchaser’s knowledge, any of its agents or other persons acting on behalf of the Purchaser of any laws or regulations concerning money laundering, corruption, or bribery of any jurisdiction, any rules and regulations thereunder, or any related or similar laws, rules, regulations, or guidelines, issued, administered, or enforced by any governmental agency or any such jurisdiction (collectively, the “Money Laundering or Anti-Corruption or Anti Bribery Laws”). and no action, suit, or proceeding with respect to the Money Laundering or Anti-Corruption or Anti Bribery Laws subsists, is pending or, to the Purchaser’s knowledge, threatened by or before any court or governmental agency, authority, or body, or any arbitrator involving the Purchaser or its respective directors, officers, employees, agents, affiliates, or other persons acting on behalf of the Purchaser.

r.    The Purchaser is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. None of the Purchaser’s directors, officers, agents, employees, or affiliates is currently subject to any sanctions adopted, administered or enforced by the United Nations, the United Kingdom, the European Union, Switzerland or the respective governmental institutions and agencies of any of the foregoing, or any other relevant sanctions authority. The Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Purchaser is permitted to do so under applicable law. If the Purchaser is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATR1OT Act”) the Purchaser maintains written policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Purchaser maintains policies and procedures reasonably designed to ensure that the funds held by the Purchaser and used to purchase the Purchased Shares and the Acquired Shares were legally derived.

s.    The Purchaser has and will have sufficient unconditional funds (including with respect to the ?RC Approvals) to enable it to pay the Purchase Price at the Closing and comply with its obligations under this Agreement.

t.    The Purchaser understands that the foregoing representations and warranties shall be deemed material and to have been relied upon by the other parties hereto.

9.    Purchaser Covenant. Without prejudice to any other provision of this Agreement, Purchaser and its affiliates shall propose, negotiate, commit to and effect, and otherwise take or commit to take, any and all actions necessary or advisable or reasonably requested by the Company or Globetrotter in order to obtain before Closing all necessary consents, approvals, anti-trust approvals and clearances, regulatory clearances and applications and permits required by or from any governmental body in any jurisdiction, including without limitation the United States and the PRC Approvals, in each case if and to the extent any of the foregoing is or is determined to be required for Purchaser to enter into this Agreement or to complete the transactions contemplated hereby, including without limitation the Purchaser reducing, limiting or relinquishing (and committing or agreeing to do the same before Closing) any or all of Purchaser’s rights hereunder or in connection with its investment in the Company or, if requested by Globetrotter or the Company in order for the Purchaser to fulfill its obligations to enable the Closing to occur, otherwise agreeing to modify this Agreement or its investment in the Company, including without limitation by reducing its investment size or splitting the investment between the Purchaser and one or more affiliates (the identity of which will require Globetrotter’s prior written consent, such consent not to be unreasonably withheld).

10.    Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) August 31, 2020 or (c) upon the mutual written agreement of each of the parties hereto to terminate this Agreement; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify the Purchaser of the termination of the Transaction Agreement promptly after the termination of such agreement. This Agreement shall further terminate and be of no further force or effect, without any liability to any party hereto, if the Company notifies the Purchaser in writing that it has abandoned its plans to move forward with the Transaction and/or terminates the Purchaser’s obligations with respect to the purchase and sale hereunder without the delivery of the Acquired Shares having occurred.

11.    Lock-up. For purposes of this Section 11, “Transfer” shall mean any act by Purchaser to sell, exchange, assign, transfer, convey or otherwise dispose of, encumber, pledge, convey or hypothecate, or agree to any of the above acts with respect to any legal or economic interest (including, without limitation, as part of a hedge), whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise, all or any (in whole or in part) of the Acquired Shares.

a.    Subject to Section 11.b, Purchaser agrees that until the date that is eighteen (18) months after Closing, it will not Transfer any Shares without the prior written consent of Globetrotter.

b.    Notwithstanding Section 11.a, Purchaser may, without the prior written consent of Globetrotter, effect a Transfer: (i) by way of acceptance of a public takeover offer, tender offer, merger, consolidation or similar business combination with a third party in respect of a change of control that results in all holders of Shares having the right to exchange their Shares for cash, securities or other property and is recommended by the board of the Company, (ii) if required by law or a governmental authority and (iii) to one or more of its affiliates.

12.    Miscellaneous.

a.    Neither this Agreement or any rights or obligations that may accrue to the Purchaser hereunder may be transferred or assigned, in whole nor in part, without the prior written consent of the Company and Globetrotter (the “Other Parties”); provided, that the Purchaser may assign and delegate its rights and obligations hereunder pursuant to a joinder to this Agreement in form and substance reasonably satisfactory to Globetrotter and the Company, to one or more of its subsidiaries, but such assignment shall not relieve the Purchaser from any of its obligations or liabilities hereunder (and provided that such subsidiary or subsidiaries to which Purchaser delegates its obligations are able to obtain the funds to pay the Purchase Price and pay the Purchase Price as and when the same is due and payable hereunder)); provided, further, that Globetrotter may assign and delegate its rights and obligations to Global Blue Holding L.P., and Global Blue Holding L.P. will assume such obligations with respect to any Target Shares to be held by it immediately before Closing pursuant to a joinder to this Agreement in form and substance reasonably satisfactory to the Purchaser.

b.    The Other Parties may request from the Purchaser such additional information as any Other Party may deem necessary to evaluate the eligibility of the Purchaser to acquire the Purchased Shares, the Acquired Shares, and the Purchaser shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures. The Purchaser acknowledges that the Company and/or FPAC shall file a copy of this Agreement with the SEC.

c.    The Purchaser acknowledges that each of the Other Parties and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement. The Other Parties acknowledge that the Purchaser and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement.

d.    Each of the Other Parties is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. The Purchaser shall consult with the Other Parties in issuing any press release or making any other similar public statement with respect to the transactions contemplated hereby, and the Purchaser shall not issue any such press release or make any such public statement without the prior consent (such consent not to be unreasonably withheld or delayed) of the Other Parties, provided that the consent of the Other Parties shall not be required if such disclosure is required by law, in which case the Purchaser shall promptly provide the other party with prior notice of such disclosure. The Other Parties shall not publicly disclose the name of the Purchaser or any affiliate or investment adviser of the Purchaser without the prior written consent (including by e-mail) of the Purchaser (such consent not to be unreasonably withheld or delayed), except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC or regulatory agency or under New York Stock Exchange regulations, in which case the relevant Other Party, as the case may be, shall provide the Purchaser with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Purchaser regarding such disclosure. Notwithstanding the foregoing, in connection with the announcement of the Transaction, the Other Parties may announce customary elements for transactions similar to the Transaction, including without limitation the Purchaser’s name, its investment in the Company (including investment amount) and/or that the Company and/or the Purchaser or their respective affiliates are pursuing a strategic partnership, and shall provide the Purchaser with prior written notice (including by e-mail) of such announcement and consult with the Purchaser regarding the same.

e.    The agreements, representations and warranties made by each party hereto in this Agreement shall survive the Closing.

f.    This Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g.    This Agreement (and any other agreements executed and delivered in connection with the Transaction to which the Purchaser is party, if any) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Each of the Target and FPAC shall be a third-party beneficiary of this Agreement. This Agreement shall not otherwise confer any third party beneficiary, or other rights or remedies upon any person other than the parties hereto, the Target and their respective successors and assigns.

h.    Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i.    If any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j.    The parties acknowledge and agree that each of the Other Parties and/or one or more of their respective direct or indirect shareholders is or may be subject to supervision or regulation by a number of regulatory bodies including, but not limited to, the SEC and any other competent governmental authority, regulator, bank examiner, self-regulatory organization or stock or securities trading exchange. The parties also acknowledge and agree that each of the Other Parties is prohibited from entering into transactions with any party who is specifically listed on, or owned or controlled by a person specifically listed on, any sanctions list including the OFAC List maintained by OFAC or any similar public list maintained by, or public announcement of sanctions designation made by, any of the United States government, the United Nations, the United Kingdom, the European Union, Switzerland or the respective governmental institutions and agencies of any of the foregoing and nothing in this Agreement shall require any Other Party to take any act, make any omission, or enter into or deliver any document, asset, security or any other action whatsoever which would cause it to be in breach of any of the foregoing.

k.    This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

1.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

m.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

n.    Any action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, agrees that service of process upon such party in any such action shall be effective if given as may be permitted by applicable law, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 12.n.

o.    For purposes of this Agreement, the term “business day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York, and Hong Kong are authorized or obligated by law or executive order to close.

p.    Each party acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, Globetrotter, Purchaser, any of their respective affiliates or any of its or their control persons, officers, directors and employees, in each case as applicable), other than the statements, representations and warranties contained in this Agreement, in making its investment or decision to invest in the Company. Each party agrees that the other party, its respective affiliates or any of its affiliates’ control persons, officers, directors or employees, as applicable, shall not be liable to any other person pursuant to any other agreement related to the private placement of the Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares, except in each case for fraud.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Purchaser has executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Purchaser: Antfin (Hong Kong) Holding Limited		State/Country of Formation or Domicile:

Hong Kong
By:	/s/ Leiming Chen
Name:	Leiming Chen
Title:	Director

Name in which Acquired Shares are to be registered (if different):		Date: January 15th , 2020

Purchaser’s EIN:

69906700

Business Address-Street:		Mailing Address-Street (if different):

26/F., Tower One, Times Square,
1 Matheson Street,
Causeway Bay

City, State, Zip:		City, State, Zip:

Hong Kong

Attn: Gary Liu		Attn:

Telephone No.: +852 2215 5437		Telephone No.:
Facsimile No.: +852 2215 5200		Facsimile No.:

Number of Acquired Shares: 12,500,000

Aggregate Contribution Purchase Price: $125,000,000		Price Per Share: $10

IN WITNESS WHEREOF, the Company and Globetrotter have accepted this Agreement as of the date first set forth above.

GLOBAL BLUE GROUP HOLDING AG

By:	/s/ Joseph Osnoss
Name:	Joseph Osnoss
Title:	Director

[Signature Page to PIPE Purchase Agreement (Ant)]

SL GLOBETROTTER, L.P.

By: SL Globetrotter GP, Ltd., its general partner

By:	/s/ Joseph Osnoss
Name:	Joseph Osnoss
Title:	Managing Director

[Signature Page to PIPE Purchase Agreement (Ant)]